Exhibit 99.1

News Release	Source: Think Partnership Inc.

Think Partnership Announces Addition to Board of Directors

CLEARWATER, Fla. — (BUSINESS WIRE)—June 9, 2006—Think Partnership Inc., (the “Company”) (AMEX:THK-News) today announced that Scott P. Mitchell, the Company’s President has been appointed to the Company’s Board of Directors. In addition, Mitchell, who has been serving as the Company’s interim chief executive officer, was named to the Company’s chief executive officer position.

Mitchell stated, “I am very excited and encouraged about taking the reins of Think and I remain completely committed to continuing to build this company. I feel very fortunate to have what I believe to be the most knowledgeable, dedicated, and brilliant team of executives all working toward the common goal of building shareholder value and realizing the new vision we are setting for this company. I believe the properties and assets that Think has acquired throughout the last two years to have extraordinary potential. Our work for the near future will be focused on integrating, leveraging, and consolidating these assets in an effort to increase revenue and expand operating margins so that their true value can be realized for this company and its shareholders.”

Scott P. Mitchell, the Company’s Chief Executive Officer and President, has played a key leadership role in innovative technology and Internet based businesses for over a decade. After a successful career with Andersen Consulting, Mr. Mitchell launched several successful Internet businesses including HSN.com which is now one of InterActive Corporation’s leading ecommerce properties. He also helped launch RollingStone.com and Tunes.com, which he helped lead to the successful sale to a public company in 1999 for over $180 million. In 2004, he merged his successful online dating company with Think Partnership and has since led the negotiations on behalf of Think Partnership in many of its acquisitions to date. After being named President of the Company in August of 2005, he has lead a corporate strategy group within Think Partnership called the Office of the President, where strategic challenges and opportunities, and the expansion of operational best practices where appropriate, can be discussed and consensus reached among the CEO’s of Think Partnership’s subsidiaries. Mr. Mitchell graduated from Illinois State University with degrees in Psychology and Economics and Benedictine University with Master Degrees in Business Administration, Management Information Systems, and Management and Organizational Development.

Think Partnership Inc. is based in Clearwater, Florida and provides online and off-line marketing, advertising, public relations, branding, and shopping evaluation services; search engine optimization and marketing services, opt-in email marketing, and pay-per-click campaign management; online dating; web design, custom web-based applications, database systems, managed and shared hosting solutions, e-commerce and high-speed business Internet access; software for affiliate marketing and affiliate marketing services; online education; and marketing to expectant parents. See www.thinkpartnership.com for more information.

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the Company’s Current Report on Form 8-K filed June 7, 2006. The Company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the Company’s forward-looking statements.

Contact:

For Think Partnership Inc.:

Xavier Hermosillo, 310-832-2999
Sr. Vice President for Corporate Communications
and Investor Relations
Xavier@thinkpartnership.com